Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement on Form S-1 of Merchants Bancorp filed with the Securities and Exchange Commission of our report dated July 25, 2017, on our audits of the consolidated financial statements. We also consent to the reference to our firm under the caption “Experts.”

/s/ BKD, LLP

BKD, LLP

Indianapolis, Indiana

October 13, 2017